As filed with the Securities and Exchange Commission on December 15, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARGONAUT GROUP INC.

(Exact Name of Each Registrant as Specified in Its Charter)

Delaware	95-4057601
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10101 Reunion Place,

Suite 500

San Antonio, TX 78216

Telephone: (210) 321-8400

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Byron L. LeFlore, Jr.

Senior Vice President and General Counsel

10101 Reunion Place,

Suite 500

San Antonio, TX 78216

Telephone: (210) 321-8459

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

R. Scott Falk

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Telephone: (312) 861-2000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Preferred Stock, par value $0.10 per share	(1)	(1)	(1)	(1)
Common Stock, par value $0.10 per share	(1)	(1)	(1)	(1)
Senior Debt Securities	(1)	(1)	(1)	(1)
Subordinated Debt Securities	(1)	(1)	(1)	(1)
Warrants (2)	(1)	(1)	(1)	(1)
Units (3)	(1)	(1)	(1)	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered and sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. Securities registered by this registration statement may be offered and sold separately or together with other securities. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $2,392 that has already been paid with respect to securities that were previously registered pursuant to Registration Statement No. 333-100321 filed initially on October 4, 2002, and that were not sold thereunder.

(2)	An indeterminate number of warrants is being registered is being registered hereunder, representing rights to purchase debt securities or common stock.

(3)	Each unit will be issued under a unit agreement or indenture and will represent an interest in one or more other securities registered by this registration statement, which may or may not be separable from one another.

PROSPECTUS

ARGONAUT GROUP, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We will provide more specific terms of these securities in supplements to this prospectus or in one or more documents incorporated by reference into this prospectus. The prospectus supplements and documents incorporated by reference into this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, including any documents incorporated by reference into this prospectus, and the applicable prospectus supplement carefully before you invest.

We or any selling securityholder may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering.

Argonaut Group, Inc.’s Common Stock, which is its only class of common stock, is listed on the Nasdaq Stock Market’s National Market under the symbol “AGII.”

Investing in our securities involves risks. See “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2005.

You should rely only on the information contained in this document or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. This prospectus and any supplement may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus or any supplement or any other offering material is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

BUSINESS OVERVIEW

Argonaut Group, Inc.

Introduction

We are a national provider of specialty commercial property and casualty insurance products designed to meet the specific needs of targeted insured groups. Our largest business segment, as measured by gross premiums written, is excess and surplus lines, or E&S, followed by our Select Markets segment and our Public Entity segment. We have sold a substantial portion of our Risk Management segment, which provided casualty risk management solutions to middle market customers.

Excess and Surplus Lines. E&S insurance carriers generally provide insurance that is unavailable or difficult to obtain by businesses in the admitted market due to the unique characteristics of the insureds or the lack of insurers offering such coverage. Unlike carriers in the admitted market, our carriers in the excess and surplus lines market can underwrite certain risks with more flexible policy terms at unregulated premium rates. We have two platforms from which to provide E&S coverage. Colony Group, provides commercial liability, commercial property, product liability and environmental liability coverages to commercial enterprises, including restaurants, artisan contractors, day-care centers and manufacturers, and professional liability coverages for health care providers (other than physicians) and other professionals. Argonaut Specialty provides commercial property, casualty and excess casualty coverage for risks which are typically larger than those underwritten by Colony Group in terms of the average premium per policy. Argonaut Specialty also has a distribution model that differs from Colony Group, utilizing a much smaller number of wholesale agents. Argonaut Specialty commenced underwriting business in April of 2005.

Additionally, on April 1 of 2005, our E&S segment acquired from the renewal rights and certain assets of business underwritten by Fireman’s Fund Insurance Company. This business expanded our distribution network, product offering and geographic reach. Certain of the lines of business we acquired are written on an admitted basis.

Select Markets. This segment provides property and casualty coverages targeting specific groups of insureds and is underwritten by Great Central, Grocers Insurance, and Rockwood. Great Central specializes in providing package insurance policies and focuses on small to medium-sized risks in three broadly defined markets: hospitality, retail services and organizations, associations and institutions. Great Central provides property, general liability, commercial automobile, workers’ compensation and umbrella insurance policies.

In December 2003, we entered into a renewal rights agreement with Royal & Sun Alliance USA, Inc. to acquire Grocers Insurance, which provides property, liability and workers’ compensation programs to privately owned independent grocers throughout the United States, currently operating in 40 states. The business generated as a result of this acquisition have been included in the Select Markets segment since the first quarter of 2004.

Rockwood primarily provides workers’ compensation insurance for coal mines, other mining businesses and small commercial accounts. In addition, Rockwood provides supporting general liability, pollution liability, umbrella liability, inland marine, commercial automobile and surety business for certain of its coal mine accounts.

Public Entity. Our Public Entity segment provides insurance solutions for small to medium-sized governmental entities throughout the United States through Trident. Trident offers comprehensive insurance packages, including property, inland marine, crime, general liability, public officials’ liability, law enforcement liability, automobile liability, automobile physical damage and excess liability coverages.

In the fourth quarter of 2003, we announced we purchased the renewal rights and certain other assets of Coregis Group, Inc., a unit of GE Capital Company. The business generated from this acquisition is included in the public entity segment since the first quarter of 2004.

Risk Management. In August 2005 we agreed to sell the renewal rights to a substantial portion of Argonaut Insurance Company’s Risk Management business to XL America, Inc. the holding company for XL Capital’s U.S. operations. The business underwritten by the Risk Management segment was primarily workers’ compensation coverage. Risk Management provided casualty risk management solutions designed to meet the needs of business customers willing and able to bear a substantial portion of the insurance risk through loss sensitive products where the insured bears a portion of the risk. Accounts targeted by Risk Management generally produced annual premiums between $500,000 and $5.0 million. Certain accounts within this segment not renewed through XL Capital may be underwritten by our Selects Markets segment depending on the risk profile of the account. In addition, claims and safety management services previously provided by the Risk Management segment will continue to be offered through our Argonaut Claims Services subsidiary to accounts renewed by XL and to insureds in our other segments.

        Our licensed insurance company subsidiaries are rated by A.M. Best Company, which is considered to be the leading insurance rating agency. The A.M. Best ratings of our insurance subsidiaries are as follows: Argonaut Insurance Company and its pooled subsidiaries rated “A” (Excellent) (3rd highest rating out of 16 rating classifications) with a negative outlook; Colony Insurance Company and its pooled subsidiaries are rated “A” (Excellent) with a stable outlook; Rockwood Casualty Insurance Company and its pooled subsidiaries are rated “A” (Excellent) with a stable outlook; and Argonaut Great Central Insurance Company is rated as an “A-” (Excellent) (4th highest rating out of 16 rating classifications) with a stable outlook. A.M. Best’s ratings are used by insureds, agents and brokers, and other insurance companies as an indicator of financial strength and security. Its ratings are not intended to reflect the quality of the rated company for investment purposes.

Standard & Poor’s has assigned Argonaut Group, Inc. an “A-” financial strength rating (“Strong”) (7th highest rating out of 21 rating classifications), with a stable outlook, and Argonaut Group, Inc.’s counterparty credit rating is “BBB-”, with a stable outlook. Argonaut Group, Inc. was incorporated in Delaware in 1986, and its executive offices are located at 10101 Reunion Place, Suite 500, San Antonio, Texas 78216. Our telephone number is (210) 321-8400.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this prospectus and as described above in the description of our business, you should consider carefully the following risk factors before making an investment in our securities. Our business faces significant risks. If any of the following risks actually occur, our business, financial condition, results of operations or prospects could materially suffer. In that case, our ability to pay dividends on our securities or to service our debt, including the debt securities offered hereby, and the market value of our securities may be adversely affected and you may lose part or all of your investment.

Our results may fluctuate based on many factors, including cyclical changes in the insurance industry.

The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of claim costs that are not known by companies at the time they price their products

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes;

•	changes in reserves resulting from the claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop, including particularly with respect to workers’ compensation, asbestos and environmental claims; and

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses.

The property and casualty insurance industry historically is cyclical. The demand for property and casualty insurance can vary significantly, generally rising as the overall level of economic activity increases and falling as such activity decreases. The property and casualty insurance industry and the reinsurance business have also been very competitive. During the late 1990s and into 2000, property and casualty insurance companies generally under priced their products, which resulted in poor underwriting results that were partially offset by investment returns. Interest rates decreased in 2000 and underwriting results continued to deteriorate for business written in the late 1990s and into 2000. These factors coupled with additional potential losses due to terrorism and lower investment returns caused the industry to increase pricing beginning in the latter half of 2001. Rate increases continued through 2003 and to a lesser extent in 2004, and the industry’s underwriting results have improved. The pricing environment during 2005 experienced downward pressure, particularly for larger accounts. The hurricane activity during the third quarter of 2005 may result in higher rates for certain property business. Reinsurance costs are expected to increase substantially. Competition for profitable business in the past has resulted in pressure on pricing and less restrictive terms and conditions, contributing to the cyclical pricing and underwriting results.

These fluctuations in demand and competition and the impact on us of other factors identified above could have a material adverse effect on our business, results of operations and/or financial condition.

Legislation and regulatory changes and increased competition could also adversely impact our results.

A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments could include:

•	an influx of new capital in the marketplace as existing companies attempt to expand their businesses and new companies attempt to enter the insurance and reinsurance business as a result of better pricing and/or terms;

•	the enactment of the Gramm-Leach-Bliley Act of 1999 (which permits financial services companies, such as banks and brokerage firms, to engage in certain insurance activities), which could result in increased competition from financial services companies;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage; and

•	changing practices caused by the Internet, which have led to greater competition in the insurance business.

These developments and others could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance and reinsurance available. The significant amount of capital in the property and casualty marketplace has, until recently, resulted in the supply of insurance and reinsurance outpacing demand.

The property and casualty insurance industry is characterized by a large number of competing companies and modest market shares for industry participants.

According to A.M. Best Company, or A.M. Best, generally considered to be the leading insurance industry rating and analysis firm, as of December 31, 2004, there were approximately 2,500 property and casualty insurance companies operating in the United States. We and our insurance subsidiaries ranked among the 250 largest property and casualty insurance company organizations in the United States, measured by net premiums written (83rd), and policyholder’s surplus (92nd). With respect to admitted assets, we and our insurance subsidiaries ranked 83rd relative to our industry peers.

Our principal competitors cannot be easily classified. Our principal lines of business are written by numerous other insurance companies. Competition for any one account may come from very large national firms or smaller regional companies. For our workers’ compensation lines, additional competition comes from state workers’ compensation funds.

Property and casualty insurance is a highly competitive business, particularly with respect to excess and surplus lines, commercial lines and workers’ compensation insurance. Over the past several years, competition has become more intense, due to the efforts of many insurance companies to obtain, maintain and expand market share by offering relatively low premium rates. Competition has grown from established companies and the entry of new competitors into the industry.

As an insurance holding company, we are subject to regulation by certain states.

As an insurance holding company, we are subject to regulation by certain states. All states have enacted legislation that regulates insurance holding companies such as us and our subsidiaries. This legislation generally provides that each insurance company in the holding company is required to register with the department of insurance of its state of domicile and furnish information concerning the operations of companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. Such regulation generally provides that transactions between companies within the holding company system must be fair and equitable. Transfers of assets among such affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system may be subject to prior notice to, or prior approval by, state regulatory authorities.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

We record reserves for specific claims incurred and reported and reserves for claims incurred but not reported. The estimates of losses for reported claims are established judgmentally on an individual case basis. Such estimates are based on our particular experience with the type of risk involved and our knowledge of the circumstances surrounding each individual claim. Reserves for reported claims consider our estimate of the ultimate cost to settle the claims, including investigation and defense of the claim, and may be adjusted for differences between costs originally estimated and costs re-estimated or incurred. Reserves for incurred but not reported claims are based on the estimated ultimate cost of settling claims, including the effects of inflation and other social and economic factors, using past experience adjusted for current trends and any other factors that would modify past experience. We use a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. While management believes that amounts included in the consolidated financial statements are adequate, there can be no assurance that future changes in loss development, favorable or unfavorable, will not occur. The estimates are periodically reviewed and any changes are reflected in current operations.

Our objective is to set reserves that are adequate and represent management’s best estimate; that is, the amounts originally recorded as reserves should at least equal the ultimate cost to investigate and settle claims. However, the process of establishing adequate reserves is inherently uncertain, and the ultimate cost of a claim may vary materially from the amounts reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental and other long-tailed exposures (those exposures for which claims take a long time to develop or for which the amount of claims payments are not known for a long period of time) now confronting property and casualty insurers. We regularly monitor and evaluate loss and loss adjustment expense reserve development to verify reserve adequacy. Any adjustment to reserves is reflected in underwriting results for the accounting period in which the adjustment is made.

We have received asbestos and environmental liability claims arising out of general liability coverage primarily written in the 1970’s and into the mid-1980’s. We have established a specialized claims unit that investigates and adjusts asbestos and environmental claims. Beginning in 1986, nearly all standard liability policies contained an express exclusion for asbestos and environmental related claims. In the third quarter of 2002, we increased our reserve for losses and loss adjustment expenses by approximately $7.0 million for certain policies issued in one office subsequent to 1986 that did not contain this exclusion. Currently, we are not aware of any additional policies issued after 1986 without this exclusion. Through our subsidiary, Rockwood, we have exposure to claims for black lung disease. Those diagnosed with black lung disease are eligible to receive workers’ compensation benefits from various federal and state programs. These programs are continually being reviewed by the governing bodies and may be revised without notice in such a way as to increase the level of our exposure. In addition to the previously described general uncertainties encountered in estimating reserves, there are significant additional uncertainties in estimating the amount of our potential losses from asbestos and environmental claims. Reserves for asbestos and environmental claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year development factors due to the uncertainties surrounding these types of claims. Among the uncertainties impacting the estimation of such losses are:

•	potentially long waiting periods between exposure and emergence of any bodily injury or property damage;

•	difficulty in identifying sources of environmental or asbestos contamination;

•	difficulty in properly allocating responsibility and/or liability for environmental or asbestos damage;

•	changes in underlying laws and judicial interpretation of those laws;

•	potential for an environmental or asbestos claim to involve many insurance providers over many policy periods;

•	long reporting delays from insureds to insurance companies;

•	historical data concerning asbestos and environmental losses, which is more limited than historical information on other types of claims;

•	questions concerning interpretation and application of insurance coverage; and

•	uncertainty regarding the number and identity of insureds with potential asbestos or environmental exposure.

Management believes that these factors continue to render traditional actuarial methods less effective at estimating reserves for asbestos and environmental losses than reserves on other types of losses. We currently underwrite environmental and pollution coverages (on a limited number of policies) and underground storage tanks. We establish reserves to the extent that, in the judgment of management, the facts and prevailing law reflect an exposure for us or our ceding company not dissimilar to those results the industry has experienced with regard to asbestos and environmental related claims. We annually review our loss and loss adjustment expense reserves for our run-off lines of business, including our asbestos and environmental claims. The review entails a detailed analysis of our direct and assumed exposure. We engage a consulting actuary to assist us in determining a best estimate of ultimate losses and our management evaluates that estimate in assessing the adequacy of the run-off loss and loss adjustment expense reserves. We completed the 2005 analysis during the three months ended September 30, 2005. As a result of this analysis, we recorded an additional $0.2 million in reserves. Additionally, we strengthened our unallocated loss adjustment expense reserves by $4.1 million based on this analysis. We will continue to monitor industry trends and our own experience in order to determine the adequacy of our environmental and asbestos reserves. Due to the uncertainties discussed above, the ultimate losses may vary materially from current loss reserves and could have a material adverse effect on our future financial condition, results of operations and cash flows.

We have exposure to unpredictable catastrophes, which can materially and adversely affect our financial results.

We are subject to claims arising out of catastrophes that may have a significant effect on our business, results of operations, and/or financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, power outages, severe winter weather, fires and by man-made events, such as terrorist attacks. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Insurance companies are not permitted to reserve for catastrophes until such event takes place. Therefore, although we actively manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance protection and may have a material adverse impact on our results of operations and/or financial condition.

During the three months ended September 30, 2005 and 2004, several hurricanes made landfall, one of which was one of the most devastating natural disasters in United States history. We have recorded our best estimate of the reserve for losses and loss adjustment expenses for these events as of September 30, 2005, and continue to evaluate our losses. We recorded losses and loss adjustment expenses related to these hurricanes, net of reinsurance, of $9.2 million and $17.7 million for the three months ended September 30, 2005 and 2004, respectively. Additionally, reinstatement premiums related to our property catastrophe reinsurance program were $5.5 million and $1.8 million for the three months ended September 30, 2005 and 2004, respectively. Due to the nature of the claims, there are significant uncertainties inherent in the loss estimation process. Due to these significant uncertainties, there can be no assurance that future adverse loss development will not occur.

We are currently attempting to exclude coverage for losses due to terrorist activity in our insurance policies where our underwriters determined that there was a significant risk of loss from terrorism activities and where permitted by state insurance departments. These policies include high profile locations, public entities and risks located in close proximity to potential terrorist targets. For a significant portion of the commercial insurance business offered by our insurance subsidiaries, excluding our workers’ compensation business, state insurance departments must approve the terms of our insurance forms and new exclusions included in those forms. Most states had approved terrorism exclusions for polices on commercial insurance business, other than workers’ compensation insurance.

On November 26, 2002, President Bush signed into law the Terrorism Risk Insurance Act of 2002, or TRIA. This federal act provides for the federal government to pay 90% of losses due to terrorist attacks (as defined in the federal act) after insurers reach a specified retention based on prior year’s earned premium. The federal act requires insurers to offer coverage for terrorism (as defined in the federal act) to its commercial policyholders, requires insurers to specifically notify the insured of the premium for such coverage and allows the insured (except workers’ compensation policyholders) to elect to exclude the coverage from the policy. TRIA is set to expire on December 31, 2005, although legislation extending TRIA to 2007 is being considered. Both the House and Senate versions of the legislation that is currently being considered to extend the program through 2007 augment the percentage of premium in determining terrorism losses required to be retained by insurers. This increase is as much as 25%, depending on line of business. Also, the insurers’ requirement of co-participation in the payment of terrorism losses increases to as much as 20%, but the percentage varies under each the two bills being considered. Additionally, under both versions of the proposed extension, the amount of property and casualty losses that would trigger federal aid increases from $5 million under the current version of TRIA, to $50 million in 2006 and $100 million in 2007. Finally, the Senate version extending TRIA continues to cover only foreign-inspired acts of terrorism. In contrast, the House version of the bill applies to all acts of terrorism, whether foreign inspired or domestic acts.

Terrorism exclusions are not permitted for workers’ compensation policies under the new federal act or under the laws of any state or jurisdiction in which we operate. When underwriting existing and new workers’ compensation business, we are considering the added potential risk of loss due to terrorist activity, and this may lead us to decline to write or to renew certain business.

The federal act requires significant retention of terrorism losses by insurers based upon a percentage of earned premium for the prior year on a sliding scale from 7% for 2003, 10% for 2004, and 15% for 2005. Insurers also pay 10% of losses over these retentions up to a maximum industry total of $100 billion. The federal act also does not apply to acts of domestic terrorism or acts that might otherwise be considered acts of terrorism that are not certified by the Secretary of the Treasury to be acts of terrorism under the federal act. We continue to attempt to exclude acts of terrorism not covered under the federal act, subject to state approvals.

However, even when terrorism exclusions are permitted, because our clients may object to a terrorism exclusion in connection with business that we may still desire to write without an exclusion, some or many of our insurance policies may not include a terrorism exclusion. Given the retention limits imposed under the federal act and that some or many of our policies may not include an exclusion for terrorism, future terrorist attacks may result in losses that have a material adverse effect on our business, results of operations and/or financial condition.

We face a risk of non-collectibility of reinsurance, which could materially and adversely affect our business, results of operations and/or financial condition.

As is common practice within the insurance industry, we transfer a portion of the risks insured under our policies to other companies through reinsurance. This reinsurance is maintained to protect the insurance subsidiaries against the severity of losses on individual claims, unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss and catastrophes. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies they issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. A credit exposure exists with respect to reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under the reinsurance contracts. The collectibility of reinsurance is subject to the solvency of the reinsurers, interpretation of contract language and other factors. We are selective in regard to our reinsurers, placing reinsurance with those reinsurers with strong financial strength ratings from A. M. Best, Standard and Poor’s, or a combination thereof, although the financial condition of a reinsurer may change based on market conditions. We perform credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. It has not always been standard business practice to require security for balances due; therefore, certain balances are not collateralized. A reinsurer’s insolvency or inability to make payments under the terms of a reinsurance contract could have a material adverse effect on our results of operations and financial condition.

Certain of our reinsurance carriers have experienced deteriorating financial condition and/or have been downgraded by rating agencies. Amounts due from such reinsurers totaled $52.2 million as of September 30, 2005. Through the date of this filing, none of these reinsurers have defaulted on their obligations to pay claims due to us. The aforementioned reinsurance balances recoverable are primarily due from insurance subsidiaries of Trenwick Group Ltd., an insurance holding company, which filed an action to restructure its operations under the U.S. Bankruptcy Code in August 2003. The balances are due from the insurance subsidiaries of Trenwick Group Ltd, however, and not the holding company itself. During the third quarter of 2005, we increased our allowance for doubtful accounts related to reinsurance balances recoverable by approximately $10 million. This charge was incurred as a result of certain commutation discussions with various reinsurers, including Trenwick. The charge is primarily associated with our expectation that if certain treaties are commuted we would receive in cash the present value of the expected payout of the claims under the contract that in turn is invested in our portfolio. We will continue to monitor these reinsurers; however, to date, we have not received any indication that the reinsurers will fail to honor their obligations under the reinsurance agreements. It is possible that future financial deterioration of such reinsurers could result in the uncollectibility of certain balances and therefore materially impact our financial results.

We face a risk of non-availability of reinsurance, which could materially and adversely affect our ability to write business and our results of operations and financial condition.

Market conditions beyond our control, such as the amount of surplus in the reinsurance market and natural and man-made catastrophes, determine the availability and cost of the reinsurance protection we purchase. We cannot be assured that reinsurance will remain continuously available to the same extent and on the same terms and rates as are currently available. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that are considered sufficient, we would either have to be willing to accept an increase in our net exposures or reduce our insurance writings. Since the events of September 11, 2001, reinsurers have generally included terrorism exclusions or limits in their reinsurance agreements. Although this has not materially affected the business written or our results of operations, future terrorist attacks could lead to claims under insurance policies that have been underwritten by us without terrorism exclusions, which could have a material adverse effect on our results of operations and financial condition. Due to the hurricane activity in the third quarter of 2005, we believe that reinsurance rates will increase, but are unable to reasonably estimate the level of increase at this time.

Because insurance ratings are important to our policyholders, downgrades in our insurance ratings may adversely affect our business.

Rating agencies rate insurance companies based on financial strength and the ability to pay claims, factors more relevant to policyholders than investors. We believe that the ratings assigned by nationally recognized, independent rating agencies, particularly A.M. Best, are material to our operations. A.M. Best and Standard & Poor’s currently rate our principal insurance subsidiaries. Ratings are not recommendations to buy our securities.

The rating scales of A.M. Best and S&P, are as follows:

•	A.M. Best—A++ to F (“Superior” to “In Liquidation”)

•	S&P—AAA to R (“Extremely Strong” to “Regulatory Supervision”)

Our insurance subsidiaries are rated by A.M. Best. A.M. Best’s ratings are used by insurance buyers, agents and brokers and other insurance companies as an indicator of financial strength and security, and are not intended to reflect the quality of the rated company for investment purposes. The A.M. Best ratings of our insurance subsidiaries are as follows: Argonaut Insurance Company is rated as an “A” (Excellent) (3rd highest rating out of 16 rating classifications) with a negative outlook; Colony and Rockwood are rated as an “A” (Excellent) with a stable outlook; and Argonaut Great Central is rated as an “A-” (Excellent) (4th highest rating out of 16 rating classifications) with a stable outlook. A.M. Best’s ratings are used by insureds, agents and brokers, and other insurance companies as an indicator of financial strength and security. Its ratings are not intended to reflect the quality of the rated company for investment purposes. A.M. Best reviews its ratings on a periodic basis, and ratings of our insurance subsidiaries are therefore subject to change.

In November 2005, Standard & Poor’s upgraded its financial strength ratings to “A-” on our insurance subsidiaries, with a stable outlook. Standard & Poor’s also upgraded its counterparty credit rating on Argonaut Group, Inc. to “BBB-,” also with a stable outlook.

A significant downgrade in these ratings could affect our competitive position in the insurance industry, make it more difficult for us to market our products and result in a material loss of business as policyholders move to other companies with higher claims-paying and financial strength ratings. These ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that our primary insurance subsidiaries can maintain these ratings. Each rating should be evaluated independently of any other rating.

Because we are heavily regulated by the states in which we do business, we may be limited in the way in which we operate.

The insurance industry is highly regulated and supervised. Our insurance subsidiaries are subject to the supervision and regulation of the states in which they are domiciled. Such supervision and regulation is designed to protect our policyholders rather than our stockholders. Such supervision and regulation includes matters relating to authorized lines of business, underwriting standards, financial condition standards, licensing of insurers, investment standards, premium levels, policy provisions, the filing of annual and other financial reports prepared on the basis of Statutory Accounting Principles, the filing and form of actuarial reports, dividends, and a variety of other financial and non-financial matters.

Our insurance subsidiaries are participants of the statutorily created insolvency guarantee associations in all states where they are admitted licensed carriers. These associations were formed for the purpose of paying claims of insolvent companies. We are assessed our pro rata share of such claims based upon our premium writings, subject to a maximum annual assessment per line of insurance. Such costs can generally be recovered through surcharges on future premiums. We do not believe that assessments on current insolvencies will have a material effect on our financial condition or results of operations.

As an insurance holding company, we are subject to regulation by certain states. All states have enacted legislation that regulates insurance holding companies such as us and our subsidiaries. This legislation generally provides that each insurance company in the holding company is required to register with the department of insurance of its state of domicile and furnish information concerning the operations of companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. Such regulation generally provides that transactions between companies within the holding company system must be fair and equitable. Transfers of assets among such affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system may be subject to prior notice to, or prior approval by, state regulatory authorities.

Our insurance subsidiaries are subject to the risk-based capital, or RBC, provisions under the Insurers Model Act.

RBC is designed to measure the acceptable amount of capital relative to the inherent specific risks of each insurer. RBC is calculated annually. State regulatory authorities use the RBC formula to identify insurance companies that may be undercapitalized and may require further regulatory attention. The formula prescribes a series of risk measurements to determine a minimum capital amount for an insurance company, based on the profile of the individual company. The ratio of a company’s actual policyholder surplus to its minimum capital requirements will determine whether any state regulatory action is required.

The RBC for The Insurers Model Act provides four levels of regulatory activity if the RBC ratio yielded by the calculation falls below specified minimums. At each of four successively lower RBC ratios specified by statute, increasing regulatory remedies become available, some of which are mandatory. The four levels are: (1) Company Action Level Event, (2) Regulatory Action Level Event, (3) Authorized Control Level Event, and (4) Mandatory Control Level Event. As of December 31, 2004, all of our insurance subsidiaries had RBC ratios that exceed specified minimums.

Because our investment portfolio is made up of fixed-income securities and equities, the fair value of our investment portfolio and our investment income could suffer as a result of fluctuations in interest rates and market conditions.

Our market risk generally represents the risk of gain or loss that may result from the potential change in the fair value of our investment portfolio as a result of fluctuations in prices and interest rates. Our interest expense fluctuates with changes in interest rates as well. In addition, our international business is subject to currency exchange rate risk.

We have an exposure to foreign currency risks in conjunction with the reinsurance agreement with HCC Insurance Holdings Inc. and investments in foreign securities. Accounts under the International Directors and Officers Liability Quota Share program may settle in the following currencies: U.S. dollars, British pounds, Canadian dollars or Euros. Remittances are due within 60 days of quarter end, one quarter in arrears. Due to the extended time frame for settling the accounts plus the fluctuation in currency exchange rates, the potential exists for us to realize gains and or losses related to the exchange rates. For the nine months ended September 30, 2005, we have recognized a foreign currency loss of $0.3 million related to this program. Management is unable at this time to estimate the future gains or losses, if any.

We hold a diversified portfolio of investments in common stocks representing U.S. firms in industries and market segments ranging from small market capitalization stocks to the Standard & Poor’s 500 stocks. The marketable equity securities are carried on the balance sheet at fair market value, and are subject to the risk of potential loss in market value resulting from adverse changes in prices. Equity price risk is managed primarily through the daily monitoring of funds committed to the various types of securities owned and by limiting the exposure in any one investment or type of investment. No issuer (exclusive of the U.S. government and U.S. governmental agencies) of fixed income or equity securities represents more than 10% of shareholders’ equity as of September 30, 2005.

Our primary exposure to interest rate risk relates to our fixed maturity investments including redeemable preferred stock, as well as our junior subordinated debentures. Changes in market interest rates directly impact the market value of the fixed maturity securities, redeemable preferred stock and debt service requirements. Some fixed income securities have call or prepayment options. This subjects us to reinvestment risk if issuers call their securities and we reinvest the proceeds at lower interest rates.

Litigation and legal proceedings against our insurance subsidiaries could have an adverse effect on our business, results of operations and/or financial condition.

Our insurance subsidiaries have been sued in a number of class action lawsuits and other major litigation as a result of their insurance operations. Our insurance companies have responded to the lawsuits and believe that there are meritorious defenses and intend to vigorously contest these claims. The plaintiffs in certain of these lawsuits have not quantified the amounts they ultimately will seek to recover. In addition, in the case of class actions, it is uncertain whether a class will be certified, the number of persons included in any class, and the amount of damages that are ultimately sought by the class members. As a result, we are unable, with any degree of certainty, to determine a range of any potential loss, or whether such an outcome is probable or remote. However, adverse judgments in one or more of such lawsuits could have a material adverse effect on our financial results.

Our status as an insurance holding company could adversely affect our ability to meet our obligations and pay dividends.

As an insurance holding company, we are largely dependent on dividends and other permitted payments from our insurance subsidiaries to pay any cash dividends to our stockholders, service debt and for our operating capital. The ability of our insurance subsidiaries to pay dividends to us is subject to certain restrictions imposed under California and Virginia insurance law, which are the states of domicile for Argonaut Insurance Company and Colony Insurance Company, our immediate insurance subsidiaries. During 2005, Argonaut Insurance Company may be permitted to pay dividends of up to $37.2 million in cash to Argonaut Group, Inc. without approval from the California Department of Insurance, while Colony may be permitted to pay dividends of up to $14.1 million in cash without approval from the Virginia Department of Insurance. Business and regulatory considerations may impact the amount of dividends actually paid, and prior approval of dividend payments may be required.

Our management will have broad discretion to use the proceeds of this offering and some uses may not yield a favorable return.

The net proceeds of this offering have not been allocated for specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which security holders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have a material adverse effect on our financial condition and could cause the value of our securities to decline.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, Argonaut Group, Inc., filed with the Securities and Exchange Commission utilizing a “shelf” registration process, relating to the common stock, preferred stock, debt securities, warrants and units described in this prospectus. Under this shelf registration process, we and selling securityholders may sell the securities described in this prospectus in one or more offerings in an amount to be determined on a future date and updated by way of a prospectus supplement.

This prospectus provides you with a general description of the securities that we and selling securityholders may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part. Each time we and any selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

We and selling securityholders may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us or selling securityholders directly or through dealers or agents designated from time to time. If we or selling securityholders directly or through agents, solicit offers to purchase the securities, we and any selling securityholders, as applicable, reserve our respective rights, in our respective sole discretion, to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, also known as the Securities Act.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

Unless otherwise indicated or otherwise required by the context in which the term occurs, all references in this prospectus or a prospectus supplement to “we,” “our,” “us,” “Argonaut Group” or similar terms refer to Argonaut Group, Inc. together with its subsidiaries.

FORWARD-LOOKING STATEMENTS

Except for historical information contained or incorporated by reference in this prospectus or any prospectus supplement, statements made in this prospectus or incorporated by reference in this prospectus or any prospectus supplement are forward-looking and contain information about financial results, economic conditions, trends and known uncertainties. Word such as “believes,” “expects,” “may,” “potential,” “continued,” “plans,” “estimates,” “anticipates,” or similar words are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. The forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially as a result of significant risks and uncertainties. These risks and uncertainties, some of which are described with the forward-looking statements, include, but are not limited to:

•	non-receipt of the expected payments,

•	changes in interest rates,

•	effect of the performance of financial markets on investment income and fair values of investments,

•	development of claims and the effect on loss reserves,

•	accuracy in projecting loss reserves,

•	the impact of competition and pricing environments,

•	changes in the demand for our products,

•	the effect of general economic conditions,

•	man-made and natural disasters,

•	adverse state and federal legislation, regulations and regulatory investigations into industry practices,

•	developments relating to existing agreements,

•	heightened competition,

•	changes in pricing environments and

•	changes in asset valuations.

We describe these and other risks and uncertainties in greater detail under the caption “Risk Factors” above and in our recent public filings with the Securities and Exchange Commission, or SEC. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim any obligation, to release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the securities by us for general corporate purposes, principally for working capital to support continued growth in our insurance operations. We may also use the net proceeds for, among other things, capital expenditures, the repayment of indebtedness and future acquisitions of complementary businesses (although we have no current plans, agreements or commitments for the acquisition of any businesses). The proceeds from the sale of securities will not be used to repay past acquisition costs. Unless otherwise indicated in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholder.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus shares of our common stock, preferred stock, debt securities, warrants and units.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

Pursuant to our certificate of incorporation, as amended, our authorized capital stock is 70,000,000 shares of common stock par value $0.10 per share and 5,000,000 shares of preferred stock par value $0.10 per share.

The common stock is our only class of common stock. Subject to any preferential rights of our outstanding shares of Series A Mandatory Convertible Preferred Stock or any other preferred stock created by our board of directors, each outstanding share of our common stock is entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends.

Each holder of our common stock is entitled to one vote for each share of common stock and does not have any right to cumulate votes in the election of directors. In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to receive on a pro-rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock, including the holders of our Series A Mandatory Convertible Preferred Stock. Holders of our common stock are not entitled to preemptive rights. When we issue and receive payment for shares of common stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds.

Our board of directors is empowered, without approval of our stockholders, to cause additional preferred stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences and rights, and qualification, limitations or restrictions of the series to be determined by it.

As of December 14, 2005, we had 30,446,385 outstanding shares of common stock. There were approximately 5,641,943 shares of common stock reserved for issuance under various employee and director compensation plans as of December 14, 2005 and 2,453,310 shares of common stock reserved for conversion of the outstanding Series A Mandatory Convertible Preferred Stock.

The transfer agent and registrar for our common stock is Equiserve.

Our common stock is listed on the Nasdaq Stock Market’s National Market under the symbol “AGII”. The shares of common stock currently issued and outstanding are fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our amended articles of incorporation that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended articles of incorporation which are an exhibit to the registration statement which contains this prospectus.

The description of most of the financial and other specific terms of your series will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here. As you read this section, please remember that the specific terms of your series of preferred stock as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our restated articles of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Our Authorized Preferred Stock

Our board of directors is empowered, without approval of our stockholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences and rights, and qualifications, limitations or restrictions of the series to be determined by it.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended articles of incorporation.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of our Series A Mandatory Convertible Preferred Stock or any other shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Series A Preferred Stock

We have outstanding 2,453,310 shares of Series A Mandatory Convertible Preferred Stock.

The Series A preferred shares are convertible at any time at the option of the holder at a conversion price of $12 per share. Any outstanding Series A preferred shares will automatically convert into common shares on the tenth anniversary of their issuance.

The Series A preferred shares are senior to the common shares in regard to dividend and upon our liquidation. The Series A preferred shares pays a 7% dividend on a quarterly basis. The dividend is cumulative, and is payable when, as and if declared by our board of directors. The dividend rate is subject to certain adjustments based upon our A.M. Best rating and risk-based capital level.

The holders of the Series A preferred shares will be entitled to vote on an as-converted basis on all matters submitted for a vote of our common shareholders. In addition, if the dividends payable on the Series A preferred shares are in arrears in an amount equal to at least two quarterly dividends, the size of our board of directors will be increased by two and the holders of the Series A preferred shares will have the exclusive right, voting as a separate class, to elect the two additional directors. The right to elect two directors as to any specific failure by us to pay dividends ceases when we have paid all dividends due on the Series A preferred shares.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS

The following is a summary of the material provisions of our amended certificate of incorporation and our amended and restated bylaws. Because this summary is necessarily brief and cannot contain all of the provisions and conditions contained in our amended certificate of incorporation and in our amended and restated bylaws, you should refer to those documents for complete information regarding the provisions of our amended certificate of incorporation and our amended and restated bylaws, including the definitions of some of the terms used below. Copies of our amended certificate of incorporation and our amended and restated bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by such reference.

Provisions of our amended certificate of incorporation and our amended and restated bylaws may delay or make more expensive or difficult unsolicited acquisitions or changes of our control. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our board of directors or current management without their agreement. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our board of directors to be in our best interests and the best interests of our stockholders.

These provisions include provisions in our amended and restated bylaws restricting who can call a special meeting of shareholders, the ability of the directors remaining in office to fill any vacancies of our board of directors, provisions relating to the advance notice of shareholder proposals and the issuance of preferred stock upon terms established by our board of directors (see above discussion of such preferred stock). See “-Restrictions on Ownership Under Insurance Laws” below for other provisions applicable to us that may discourage takeovers.

Call of a Special Meeting

Our amended and restated bylaws provide that special meetings of the stockholders can only be called by our board of directors and that business transacted at such meetings is limited to the purposes stated in the meeting. Therefore, other than our annual meeting of stockholders, there is no provision for the stockholders to call a meeting to remove directors, absent action by the directors. However, action can be taken by written consent of the stockholders if such consent is executed by holders of the stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Any director or the entire board can be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Filling of Vacancies

Our amended and restated bylaws provide for vacancies and any newly created directorships resulting from any increase in the authorized number of directors (except for an increase caused by our failure to pay dividends on our Series A Mandatory Convertible Preferred

Stock as described above) to be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director, or by the stockholders at any annual or special meeting held in accordance with the bylaws. Therefore the board could retain control by filling vacancies and the newly created directorships with its own nominees.

Advance Notice for Raising Business or Making Nominations at Meetings

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected.

Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given to the secretary of Argonaut Group timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors. The person presiding at the meeting will have the authority to make determinations of whether a stockholder’s notice complies with the procedures in our amended and restated bylaws.

To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is required to be received by the secretary of Argonaut Group not less than 60 but no more than 90 days prior to the meeting, unless the first public notice of such meeting is less than 70 days prior to the meeting date, in which case the notice shall be provided not more than 10 days after the date is first announced.

The notice of any nomination for election as a director is required to set forth the information regarding such person required by paragraphs (a), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC.

Restrictions on Ownership Under Insurance Laws

Although our amended certificate of incorporation and our amended and restated bylaws do not contain any provision restricting ownership, the application of various state insurance laws will be a significant deterrent to any person interested in acquiring control. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled, as well as state corporation laws, govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding common stock, unless the applicable insurance regulatory authorities determine otherwise.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate, and such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indentures, including the supplemental indentures to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. We may issue senior debt securities or subordinated debt securities under indentures with a trustee to be chosen by us and qualified to act under the Trust Indenture Act of 1939, as amended.

We have summarized the material provisions of the indentures below. The summary is not complete. Our senior debt securities are to be issued under an indenture (the “senior indenture”), the form of which is filed as an exhibit to this registration statement of which this prospectus forms a part. Our subordinated debt securities are to be issued under an indenture (the “subordinated indenture”), the form of which is filed as an exhibit to this registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to herein, collectively, as the “indentures” and each, individually, as an “indenture.” You should read the indentures for provisions that may be important to you.

Because we have included only a summary of the material indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities.

General

We may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The senior debt securities will be our unsecured and unsubordinated obligations and will rank equally and ratably with our other unsecured and unsubordinated obligations. The subordinated debt securities will be our unsecured obligations and will be subordinated in right of payment, as set forth in the subordinated indenture, to the prior payment in full of our existing and future senior indebtedness.

Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by us for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

The prospectus supplement will describe the following terms of the debt securities we are offering:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the method by which the rate or rates will be determined, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

•	whether, and to what extent, the debt securities will be subordinated in right of payment to other of our indebtedness;

•	the rights, if any, of holders of the debt securities to convert the debt securities into shares of our common stock or preferred stock;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which we will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

•	the currency, currencies or currency units in which we will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America;

•	if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference tan index or formula, the manner in which such amounts will be determined;

•	if the principal of or any premium or interest on any debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the debt securities’ principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity;

•	the applicability of the provisions described in the section of this prospectus captioned “Defeasance and Covenant Defeasance”;

•	if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned “Book-Entry Securities,” the depository we appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

•	any other terms of the debt securities, which terms may modify or delete any provision of the indentures insofar as it applies to such series; provided that no term of the indentures may be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the indenture trustee shall have been consented to in writing by the indenture trustee.

We may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. “Original issue discount securities” means any debt security which provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an event of default.

The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Securities

The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, or other successor depository we appoint and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

DTC will act as securities depository for the securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee).

One fully registered global security will be issued with respect to each $400 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of debt securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC’s responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s account.

DTC may discontinue providing its services as securities depository for the debt securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, if a successor securities depository is not obtained, then debt security certificates must be delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Certain Covenants of Argonaut Group

Unless otherwise specified in the prospectus supplement, the following covenants will apply to the senior debt securities issued by us.

Restrictions on Secured Debt. If we or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness and that indebtedness is secured by a mortgage, pledge or other lien on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, we will secure, or cause our domestic subsidiary to secure, the debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured. We are not required to secure the debt securities, however, if after securing such debt securities the aggregate amount of all secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties, would not exceed 15% of our consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

•	mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a domestic subsidiary;

•	mortgages in favor of us or any domestic subsidiary;

•	mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

•	mortgages on property, shares of stock or debt existing at the time of acquisition, including acquisition through merger or consolidation, purchase money mortgages and construction cost mortgages existing at or incurred within 120 days of the time of acquisition;

•	mortgages existing on the first date on which the debt security is authenticated by the trustee;

•	mortgages incurred in connection with pollution control, industrial revenue or similar financings; and

•	any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list.

The following are the meanings of terms that are important in understanding the restrictive covenants described above:

•	“subsidiary” means any corporation of which we directly or indirectly own or control stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of that corporation’s board of directors. The term does not include any corporation that does not own a principal domestic property and our chairman of the board, president, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith that our existing aggregate investments, including those of our domestic subsidiaries, in the corporation are not of material importance to the total business conducted, or assets owned, by us or our domestic subsidiaries.

•	“domestic subsidiary” means a subsidiary of ours which transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary which:

•	is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property; or

•	does not own a principal domestic property.

•	“principal domestic property” means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by us or one of our subsidiaries and having a net book value in excess of 2% of our consolidated net assets, other than any such building, structure or other facility or a portion which is a pollution control facility financed by state or local governmental obligations or which our chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith is not of material importance to the total business conducted or assets owned by us and our subsidiaries as an entirety.

•	“consolidated net assets” means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on our consolidated balance sheet contained in the latest annual report to our stockholders and prepared in accordance with generally accepted accounting principles.

•	“attributable debt” means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

Restrictions on Sales and Leasebacks. Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither we nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless:

•	we or the domestic subsidiary could incur a mortgage on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

•	we, within 120 days after the sale or transfer by us or any domestic subsidiary, apply to the retirement of our funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

•	the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

•	the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

Events of Default

With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

•	our failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	our failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

•	certain events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default provided with respect to debt securities of that series.

If any event of default occurs and continues, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, to be due and payable immediately by a notice in writing to us, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

Each indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25 percent in principal amount of the debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request; and

•	the trustee has not instituted proceedings within 60 days.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on their debt security on or after the respective due dates.

We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the applicable indenture and as to any default.

Subordination of Subordinated Debt Securities

The subordinated debt securities of each series will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness with respect to such series. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness with respect to the subordinated debt securities of any series will first be paid in full, or payment thereof provided for in money in accordance with its terms, before the holders of subordinated debt securities of such series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of such series, and to that end the holders of such Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding.

By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of our other obligations that are not subordinated to such Senior Indebtedness may recover more ratably than the holders of the subordinated debt securities of such series.

Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the Senior Indebtedness with respect to the subordinated debt securities of such series have been paid in full.

No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the subordinated debt securities of any series may be made by us (1) if any Senior Indebtedness with respect to such series is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness with respect to such series has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the subordinated debt securities of any series, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness with respect to the subordinated debt securities of each series under the subordinated indenture.

Under the subordinated indenture, Senior Indebtedness includes all of our obligations to pay principal, premium and interest:

•	for borrowed money;

•	in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit, bankers’ acceptances or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements; and

•	pursuant to our guarantee of another entity’s obligations.

The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness we owe to a subsidiary of ours;

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities; and

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Modification and Waiver

We and the indenture trustee may change or supplement an indenture without the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;

•	to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets or obligations under such indenture;

•	to establish the form or terms of any series of debt securities as permitted by the applicable indenture;

•	to add to any of our covenants for the benefit of holders of debt securities of any series or to add any events of default; and

•	to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of an indenture under the Trust Indenture Act of 1939, as amended; and

•	to make any other changes that apply only to debt securities to be issued thereafter.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or the premium, if any, or interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

•	change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other company or entity or convey, transfer or lease our properties and assets substantially as an entirety and may not permit any company or entity to merge into or consolidate with us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	in the case we consolidate with or merge into another person or convey, transfer or lease our properties substantially as an entirety to any person, the person formed by that consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes our obligations on the debt securities under a supplemental indenture;

•	immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

•	if our properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, we or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance

The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at our option, we:

•	will be discharged from any and all obligations in respect of the debt securities of any series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust (sometimes referred to as “legal defeasance”); or

•	need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, “Certain Covenants of Argonaut Group,” and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, “Event of Default” will no longer be an event of default, in each case, if we deposit, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that we designate, in accordance with the terms of the debt securities of that series (sometimes referred to as “covenant defeasance”).

We may establish this trust only if, among other things:

•	no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving our bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to us in respect of the deposit;

•	the deposit will not cause the trustee to have any conflicting interest with respect to any other of our securities or results in the trust arising from the deposit to constitute, unless it is qualified as, a “regulated investment company”;

•	the defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit or defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of the first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If we fail to comply with our remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the preceding sentence and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will, however, remain liable for those payments.

DESCRIPTION OF DEBT WARRANTS

We may issue, together with other securities or separately, warrants for the purchase of debt securities (“debt warrants”). The debt warrants are to be issued under debt warrant agreements (each a “debt warrant agreement”) to be entered into between us and a bank or trust company, as debt warrant agent (the “debt warrant agent”), all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the debt warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of debt warrants. Copies of the forms of debt warrant agreements and the forms of warrant certificates (the “debt warrant certificates”) will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. The following description of certain provisions of the forms of debt warrant agreements and debt warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the debt warrant agreements and the debt warrant certificates to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part.

General

You should look in the applicable prospectus supplement for the following terms of the offered debt warrants:

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which the principal amount of debt securities may be purchased;

•	the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

•	whether the debt securities purchasable upon exercise of the debt warrants are original issue discount debt securities, and discussion of applicable federal income tax considerations; and

•	whether the debt warrants represented by the debt warrant certificate will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants

Each debt warrant will entitle the holder to purchase the principal amount of debt securities at the exercise price determinable in the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business of the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

DESCRIPTION OF COMMON STOCK WARRANTS

We may issue, together with other securities or separately, warrants for the purchase of common stock (“common stock warrants”). The common stock warrants are to be issued under stock warrant agreements (each a “stock warrant agreement”) to be entered into between us and a bank or trust company, as stock warrant agent (the “stock warrant agent”), all as set forth in the applicable prospectus supplement. The stock warrant agent will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. Copies of the forms of stock warrant agreements and the forms of warrant certificates (the “stock warrant certificates”) will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. The following description of certain provisions of the forms of stock warrant agreements and stock warrant certificates does not purport to be complete and is subject to, and are qualified in their entirety by reference to, all the provisions of the stock warrant agreements and the stock warrant certificates to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part.

General

If we offer warrants for the purchase of common stock, the applicable prospectus supplement will describe their terms, which may include the following:

•	the offering price of the common stock warrants, if any;

•	the procedures and conditions relating to the exercise of the common stock warrants;

•	the number of shares of common stock purchasable upon exercise of each stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the common stock warrants shall commence and the date on which the right shall expire (the “expiration date”);

•	a discussion of Federal income tax considerations applicable to the exercise of common stock warrants;

•	call provisions of the common stock warrants, if any;

•	anti-dilution provisions of the common stock warrants, if any; and

•	any other terms of the common stock warrants.

The shares of common stock issuable upon the exercise of the common stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable, except that, under the Delaware General Corporation Law, as interpreted by the Supreme Court of Delaware, our stockholders, as stockholders of a corporation which is qualified to do business and has its principal place of business in Delaware, may in certain circumstances be personally liable for debts owing to employees of the Company for services performed for the Company, but not exceeding six months service in any one case.

Prior to the exercise of their common stock warrants, holders of common stock warrants will not have any of the rights of holders of the common stock purchasable upon such exercise, and will not be entitled to any dividend payments on the common stock purchasable upon such exercise.

Exercise of Common Stock Warrants

Each stock warrant will entitle the holder to purchase for cash the number of shares of common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, common stock warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised common stock warrants will become void.

Common stock warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the stock warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of common stock purchasable upon such exercise. If less than all of the common stock warrants represented by the stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of common stock warrants.

No fractional shares will be issued upon exercise of common stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We and, where applicable, selling securityholders may sell offered securities in any one or more of the following ways from time to time:

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly to purchasers, or

•	by any other method permitted by law.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents,

•	the purchase price of the offered securities and the proceeds to us from such sale,

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation,

•	any over-allotment options under which underwriters may purchase additional securities from us,

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, or

•	any trading market or securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased.

We and, where applicable, selling securityholders may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at:

•	the public reference room maintained by the SEC in Washington, D.C. (Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, and

•	the SEC website located at www.sec.gov.

Reports, proxy statements and other information concerning us may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can include important information in this prospectus or any supplement by referring the reader to those documents. We incorporate by reference all of the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our Current Reports on Form 8-K dated January 4, 2005, March 17, 2005, March 21, 2005, August 26, 2005, October 5, 2005 and November 7, 2005; and

•

the description of our capital stock contained in the section entitled “Description of Argonaut Group Capital Stock” in our Form 10 filed with the SEC on September 4, 1986, as amended by a Restatement of the Certificate of Incorporation of Argonaut

Group, Inc., filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 and a Certificate of Amendment of Certificate of Incorporation of Argonaut Group, Inc., filed as Exhibit 99.1 to our Current Report on Form 8-K filed on May 25, 2004.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of any offering pursuant to this prospectus. These include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

We will provide at no cost to each holder, including any beneficial owner of the offered securities, to whom this prospectus or any supplement is delivered, a copy of such reports and any or all of the information that has been incorporated by reference but not delivered with this prospectus or any supplement. Please direct your oral or written request to Craig S. Comeaux, Corporate Secretary, at our principal executive offices located at: 10101 Reunion Place, Suite 500, San Antonio, Texas 78216, (210) 321-8400.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters relating to the offering of securities hereunder will be passed upon for us by Byron L. LeFlore, Jr., the Senior Vice President and General Counsel of Argonaut Group, and Kirkland & Ellis LLP, Chicago, Illinois. Additional legal matters may be passed on for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Argonaut Group, Inc. incorporated by reference in Argonaut Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 including schedules appearing therein, and Argonaut Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated by reference and included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses Of Issuance And Distribution.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are estimated to be as follows:

SEC registration fee		#
Printing expenses	$75,000
Legal fees and expenses	75,000
Accounting fees and expenses	85,000
Rating Agency Fees	175,000
Miscellaneous	51,200

Total	$461,200

#	Deferred in reliance upon Rule 456(b) and 457(r).

Item 15.	Indemnification Of Directors And Officers.

As permitted by the provisions for indemnification of directors and officers in the Delaware General Corporation Law, which applies to us, our amended certificate of incorporation and our amended and restated bylaws provide for indemnification of directors and officers for all expenses, liabilities and loss, including without limitation attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement incurred or suffered by such person in any threatened, pending or completed action, suit or proceeding, including without limitation an action, suit or proceeding by or in the right of the company, whether civil, criminal, administrative or investigative to the fullest extent permitted by the Delaware General Corporation Law.

We maintain policies of insurance under which we and our directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against us or any of our directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in our or their respective capacities.

Item 16.	Exhibits.

See Exhibit Index included herewith, which is incorporated herein by reference.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Argonaut Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on December 15, 2005.

Argonaut Group, Inc.

By:	/S/ MARK E. WATSON, III
Mark E. Watson, III

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Argonaut Group, Inc., hereby constitutes and appoints Mark E. Watson III, Byron L. LeFlore, Jr. and Mark W. Haushill, and each and any of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on December 15, 2005.

Signature	Title

/S/ MARK E. WATSON, III Mark E. Watson, III	President, Chief Executive Officer and a Director (Principal Executive Officer)

/S/ MARK W. HAUSHILL Mark W. Haushill	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/S/ GARY V. WOODS Gary V. Woods	Chairman of the Board and a Director

/S/ H. BERRY CASH H. Berry Cash	Director

/S/ HECTOR DELEON Hector DeLeon	Director

/S/ ALLAN W. FULKERSON Allan W. Fulkerson	Director

/S/ DAVID HARTOCH David Hartoch	Director

/S/ FRANK W. MARESH Frank W. Maresh	Director

/S/ JOHN R. POWER, JR. John R. Power, Jr.	Director

/S/ FAYEZ S. SAROFIM Fayez S. Sarofim	Director

EXHIBIT INDEX

Exhibit Number	Document Description

1.1*	Form of Underwriting Agreement.

4.1	Composite Copy of Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended March 31, 2003).

4.1.1	Certificate of Amendment of Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 99.1 of Form 8-K filed on May 25, 2004).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.3 to the post-effective amendment filed pursuant to Rule 462 on October 4, 2005).

4.3	Form of common stock share certificate (incorporated by reference to Exhibit 4.3 of Form S-3/A filed on November 13, 2002).

4.4	Form of Indenture relating to senior debt securities (including form of senior debt security).

4.5	Form of Indenture relating to subordinated debt securities (including form of subordinated debt security).

4.6*	Form of stock warrant agreement.

4.7*	Form of stock warrant certificate.

4.8*	Form of debt warrant agreement.

4.9*	Form of debt warrant certificate.

4.10*	Form of unit agreement (including form of unit certificate).

5	Opinion of Kirkland & Ellis LLP as to the legality of the securities offered.

12.1	Statements of computation of ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends (incorporated by reference to Exhibit 12.1 to Form 10-Q filed on November 9, 2005).

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included in Part II to the Registration Statement).

25**	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended.

*	To be filed, if necessary, by amendment to this Registration Statement or on a Current Report on Form 8-K.

**	To be filed separately pursuant to Trust Indenture Act Section 305(b)(2).